OHR PHARMACEUTICAL, INC. 8-K

Exhibit 99.1

Ohr Pharmaceutical Appoints Jason Slakter, MD, Chief Medical Officer, to Board of Directors

NEW YORK, January 8, 2015 -- Ohr Pharmaceutical, Inc. (Nasdaq: OHRP), an ophthalmology research and development company, today announced that Jason Slakter, MD, Chief Medical Officer, has been appointed to the Company’s Board of Directors.

“Since joining our management team in June of last year, Dr. Slakter has been instrumental in continuing to move our ocular-focused development programs forward,” said Dr. Irach Taraporewala, Chief Executive Officer of Ohr Pharmaceutical.  “He is an internationally recognized retinal and macular disease specialist, and has provided significant insight for our clinical development strategies.”

“I am extremely pleased to join the Ohr Board at such a critical time in the Company’s history,” said Dr. Slakter. “We achieved clinical momentum in 2014, and intend to continue that progress in 2015. We will have a number of important milestones throughout the first half of the calendar year, beginning with reporting of final clinical data from the IMPACT study in wet-AMD. We also expect to commence our planned Phase III clinical trials of OHR-102 for the treatment of wet AMD as well as releasing data from our two investigator sponsored clinical trials evaluating OHR-102 in proliferative diabetic retinopathy and retinal vein occlusion.”

Dr. Slakter is a Clinical Professor of Ophthalmology at New York University School of Medicine and has a clinical practice at the Vitreous-Retina-Macula Consultants in New York, N.Y. He is involved extensively in the design and application of new diagnostic and therapeutic modalities for the treatment of a variety of ophthalmic diseases. He has served as a principal investigator in many of the clinical trials for new therapies for the management of exudative age-related macular degeneration, diabetic retinopathy, retinal vascular disease and central serous chorioretinopathy. Dr. Slakter is the founder and director of the Digital Angiography Reading Center (DARC) in New York, which is one of the largest centers for image evaluation for clinical trials of posterior segment disease with over 850 certified clinical sites in over 44 countries worldwide. He is a member of numerous medical organizations including The Macula Society, The Retina Society, and The American Society of Retina Specialists, and he was the founding Editor-in-Chief of Retinal Physician journal. He has been the recipient of many awards including The Macula Society’s Richard and Hinda Rosenthal Award for outstanding contribution to the treatment of ocular disease by an individual under the age of 45, as well as the Helen Keller Manhattan League Award in 2003. Dr. Slakter has published more than 100 papers and book chapters.

Dr. Slakter was one of the co-founders of SKS Ocular, which was acquired by Ohr in June of 2014. He joined Ohr as Chief Medical Officer upon closing of the transaction.

About Ohr Pharmaceutical, Inc.

Ohr Pharmaceutical, Inc. (OHRP) is an ophthalmology research and development company. The company’s lead product, Squalamine, is currently being studied as an eye drop formulation in several company sponsored and investigator sponsored Phase II clinical trials for various back-of-the-eye diseases, including the wet form of age-related macular degeneration, retinal vein occlusion, diabetic macular edema, and proliferative diabetic retinopathy. In addition, Ohr has a sustained release micro fabricated micro-particle ocular drug delivery platform with several preclinical drug product candidates in development for glaucoma, steroid-induced glaucoma, ocular allergies, and protein drug delivery. The company also has a research agreement with Alcon on a sustained release program. Additional information on the company may be found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA or Health Canada will approve final testing or marketing of any pharmaceutical product. Ohr’s most recent Annual Report and subsequent Quarterly Reports discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

CONTACT:

Investor Relations

888-388-2327

ir@ohrpharmaceutical.com

LifeSci Advisors, LLC

Michael Wood

646-597-6983

mwood@lifesciadvisors.com